Exhibit 10.2

ADOPTION AGREEMENT

FOR

PEN-CAL ADMINISTRATORS

PROTOTYPE SUPPLEMENTAL DEFERRED COMPENSATION PLAN

ADOPTION AGREEMENT FOR

PEN-CAL ADMINISTRATORS

PROTOTYPE SUPPLEMENTAL DEFERRED COMPENSATION PLAN

ADOPTION OF PLAN — [Select one]

☒	Adoption - With the consent of PEN-CAL Administrators (the “Sponsor”), the undersigned Digital Insight Corporation (the “Employer”) hereby adopts as a Nonqualified Deferred Compensation Plan for the individuals identified in Item 5 herein the form of Plan known as PEN-CAL Administrators Prototype Supplemental Deferred Compensation Plan.

☐	Amendment of Previous Nonqualified Deferred Compensation Plan – (the “Employer”) previously has adopted a Nonqualified Deferred Compensation Plan, known as the [enter name of previous plan], and the execution of this Adoption Agreement constitutes an amendment to that Plan, effective only for Deferrals, Contributions, earnings, gains, losses, depreciation and appreciation credited thereto or debited therefrom on and after the Effective Date listed in Section 2 below. All other amounts in the plan shall be subject to the provisions of the previous plan document. This option is appropriate if the previous plan contains grandfathered amounts not subject to Section 409A of the Internal Revenue Code. Grandfathered amounts were contributed to the plan prior to January 1, 2005 under the terms of the plan in effect prior to October 4, 2004, and those plan terms have not since been materially modified. Grandfathered amounts and earnings will be administered under the terms of the prior plan document.

☐	Restatement of Previous Nonqualified Deferred Compensation Plan – (the “Employer”) previously has adopted a Nonqualified Deferred Compensation Plan, known as the [enter name of previous plan], and the execution of this Adoption Agreement constitutes a restatement of that Plan, effective as of the Effective Date listed in Section 2 below for all funds under the Plan. This option is appropriate if the previous plan does not contain “grandfathered” amounts (see description above), or if Employer wishes to apply Section 409A rules to all amounts in the plan (even pre-2005 amounts), or if previous plan has been materially modified and thus become subject to Section 409A.

NAME OF PLAN

The name of this Plan as adopted by the Employer is the [enter name of Plan]. Digital Insight Deferred Compensation Plan (the “Plan”).

INDIVIDUALIZED PLAN INFORMATION

With respect to the variable features contained in the Plan, the Employer hereby makes the following selections granted under the provisions of the Plan:

1.	Adopting Entity. The Employer adopts the Plan as:

List type of business entity (corporation, partnership, controlled group of corporations, etc.) Corporation – Delaware

List each Employer adopting the Plan and Employer Identification Number (EIN):

Name of Employer:	Digital Insight Corporation	EIN:	77-0493142
Name of Employer:		EIN:
Name of Employer:		EIN:
Name of Employer:		EIN:
Name of Employer:		EIN:
(attach additional lists as necessary)

The adopting Employers and the Employer are referred to herein collectively as the “Employer.”

2.	Effective Date. The “Effective Date” of the adoption of this Plan, this Plan amendment or this Plan restatement is [enter date] July 1st, 2006.

3.	Plan Year. The “Plan year” of the Plan shall be [select one]:

☒	the calendar year.

☐	the fiscal year or other 12- month period ending on the last day of [specify month].

☐	a short Plan year beginning on , and ending on , ; and thereafter the Plan year shall be as indicated in (a) or (b) above.

4.	Plan Administrator. The “administrator” of the Plan is The Deferred Compensation Committee to include the Chief Financial Officer, General Counsel, Head of Human Resources, and Director of Compensation and Benefits [fill in the name(s) of the individual(s) or job title(s) or entity (such as a committee) that is (are) responsible for administration of the Plan], and such other person(s) or entity as the Employer shall appoint from time to time.

5.	Eligible Individuals. The following shall be eligible to participate in the Plan: [select all that apply – do not list individual names or job titles]:

☐	A select group of management or highly-compensated Employees as designated by the Employer in separate resolutions or agreements;

☐	Employee Board Members;

☐	Non-Employee Board Members;

☐	Other Service Providers (i.e., independent contractors, consultants, etc.)

☐	Employees or other Service Providers above the following Compensation threshold: [enter dollar amount] $ ;

☒	Employees with the following job titles: [enter job title(s); for example, “Vice President and above”] Director level and above who are full-time or part-time with benefits who have been designated by the Deferred Compensation Committee

☒	Other [enter description] Non-employee members of the Board of Directors are eligible September 1, 2006.

6.

Eligibility Timing. Eligibility timing selected below shall apply uniformly to all Participant Deferrals (including Performance-Based Bonus Deferrals), as well as Employer Matching Contributions and Other Employer Contributions, unless otherwise indicated. If the Employer wishes to provide for separate eligibility rules for different types of Compensation (for example, Salary vs. Bonus), or for types of Contributions (for example, Employer Matching Contributions vs. Participant Deferrals), mark “Other” below and attach exhibits as necessary [select one]:

☒	Eligible immediately upon employment or attainment of eligible category (in the case of consultants or independent contractors, eligible immediately upon date services will be performed; in the case of non-Employee Board Members, eligible immediately upon appointment to the Board);

☐	Eligible after the following period of employment, Board service, etc. [enter number of days, months or years, for example, 90 days] ;

☐	Eligible at the same time as eligible for Employer’s qualified 401(k) or other retirement plan;

☐	Eligible immediately upon designation by the Plan administrator or Employer;

☐	Other [enter description]:

7.	Types and Amounts of Participant Deferrals [select all that apply and enter minimum and maximum percentages in increments of one percent (for example, Salary minimum 0% maximum 100%). Note that no Deferral election can reduce a Participant’s Compensation below the amount necessary to satisfy required withholding for FICA/Medicare/income taxes, required Participant Contributions into another Employer-sponsored benefit plan such as medical insurance, 401(k) loan repayments, etc.]:

☒	Salary [select one]:

☒	percentage [enter minimum 0% and maximum 50%]

or

☐	fixed dollar amount [enter minimum $ ].

☒	Non-Performance-Based Bonus (Company approved bonus plans excluding special or extraordinary bonuses) [select one]:

☒	percentage [enter minimum 0% and maximum 100%]

or

☐	fixed dollar amount [enter minimum $ ].

☒	Performance-Based Bonus [performance period: 12-month period ending each December 31st ]:

☒	percentage [enter minimum 0% and maximum 100%]

or

☐	fixed dollar amount [enter minimum $ ].

☒	Commissions [select one]:

☒	percentage [enter minimum 0% and maximum 100%]

or

☐	fixed dollar amount [enter minimum $ ].

☒	Board of Directors Fees/Retainer (note – should not include expense reimbursements):

☒	percentage [enter minimum 0% and maximum 100%]

or

☐	fixed dollar amount [enter minimum $ ].

☐	Other Service Provider Fees or other earned income from the Employer:

☐	percentage [enter minimum % and, maximum %]

or

☐	fixed dollar amount [enter minimum $ ].

☐

401(k) Continuation Compensation (compensation that would have been deferred into Employer’s 401(k) Plan by Participant but for annual IRS limits) [enter percentage                     %][this option will apply if Participant is participating in 401(k) Plan at a specified percentage of pay and reaches the annual limit in the 401(k) plan – when 401(k) limit is reached, same percentage of pay will begin to be deferred into this Plan. Election forms should make clear whether Participant is electing to have 401(k) Continuation

Compensation deferred into this Plan in addition to other types of pay deferrals, or in lieu of such other types of pay deferrals.]

☐	401(k) Refund (amount deferred from Participant’s regular Compensation equal in value to any refund paid to Participant in that year resulting from excess deferrals in Empoyer’s 401(k) plan – see Subsection 2.10 of Plan document for definition.)

☐	Other [enter description]:

8.	Definition of Compensation [select one]:

☐	Same definition of Compensation as in Employer’s 401(k) or other applicable qualified retirement plan.

☐	Participant’s total wages, salary, commissions, overtime, bonus, etc. for a given year which the Employer is required to report on Form W-2 or other appropriate form, (or, in the case of Board members, Board fees and retainer only, but not including expense reimbursements)(or, in the case of Other Service Providers, the Participant’s total remuneration from the Employer for a given year pursuant to the agreement to provide services to the Employer).

☒	Other [enter description]: Salary, Commission and company approved bonus plans excluding special or extraordinary bonuses. Excludes maximum amount a Participant could have deferred under the 401(k) plan. In the case of non-employee Directors, Board fees and retainer.

9.	Expiration of Participant’s Deferral Elections [select all that apply]:

☒	Renewed Each Year: Participant’s Deferral Elections must be renewed each year during the open enrollment period ending no later than December 31 prior to the effective Plan year (or, in the case of Performance-Based Bonuses, no less than 6 months prior to the end of the applicable performance period).

☒	For all types of Compensation Deferrals.

☐	For Salary Deferrals only — other types of Deferrals are “evergreen”.

☐	For Performance-Based Bonus only — other types of Deferrals are “evergreen”.

☐	Other [specify]

☐	Evergreen: Participant’s Deferral Elections will be “evergreen” (i.e., will continue indefinitely until the Participant’s Termination Date unless changed by the Participant – so each year the Participant will be deemed to have the same election in place as the prior year unless actively changed by the Participant during the open enrollment period ending no later than December 31 prior to the effective Plan year or, in the case of Performance-Based Bonuses, no less than 6 months prior to the end of the applicable performance period).

☐	For all types of Compensation Deferrals.

☐	For Salary Deferrals only — other types of Deferrals are renewed each year.

☐	For Performance-Based Bonus only — other types of Deferrals are renewed each year.

☐	Other [specify]

10.	Employer Contributions [select all that apply]:.

☐ (a)	No Employer Contributions.

☐ (b)	Matching Contributions on all Participant Compensation Deferrals [also complete Items 11 through 14].

☐ (c)	Matching Contributions on certain types of Compensation Deferrals (for example, Matching Contributions on Participant Performance-Based Bonus Deferrals, etc.) [attach explanation describing which types of deferrals will be matched and also complete Items 11 through 14]

☒ (d)	Employer Contributions other than Matching Contributions [select one below and also complete Items 15 through 17]:

☐	Allocation formula [indicate formula]

☒	No fixed formula (discretionary from year to year)

11.	Amount of Matching Contribution on Participant Compensation Deferrals. If the Employer has specified in Item 10(b) or (c) that it will make Matching Contributions on behalf of Participants based on their Compensation Deferrals, such Matching Contributions will be in an amount determined as follows for the applicable period selected in Item 13 below: [Select (a), (b), (c), (d) or (e) below – if Employer has indicated in 10(c) above that Matching Contributions will be made on certain types of Participant Compensation Deferrals and if Employer wishes for different Matching formulas to be used for different types of Participant Compensation Deferrals, Employer should attach additional copies of this Item 11 completed for each type of Participant Compensation Deferral that is matched. ]

☐ (a)	% of the Compensation Deferrals made by each Participant during the applicable period.

☐ (b)	At a percentage determined from time to time in the discretion of the Employer of each Participant’s Compensation Deferrals for the applicable period.

[Optional: If 11(a) or (b) above is selected, the Employer may also specify here that it will not match Compensation Deferrals in excess of $                     or % of each Participant’s Compensation during the applicable period —specify either a dollar amount or a whole percentage. If no limit is entered here, the assumption is that 100% of the Participant’s Compensation Deferrals will be matched at the applicable percentage.]

☐ (c)	% of the portion of each Participant’s Compensation Deferral Contributions during the applicable period which does not exceed % of the Participant’s Compensation for such period; plus % of the portion, if any, of each Participant’s Compensation Deferral Contributions during the applicable period which exceeds % but does not exceed % of the Participant’s Compensation for such period.

[Note: Example for 11(c) above – select this option if Employer wants to match different percentages and different levels of deferral – for example, 100% of the first 3% of compensation deferred, and 50% of the next 2%]

☐ (d)	% of the Compensation of each Participant who made Compensation Deferral Contributions during the applicable period of at least % of Compensation.

☐ (e)	Other: [describe]

12.	Applicable Period for Matching Contributions. Employer Matching Contributions elected under Item 10(b) or (c) shall be allocated and credited to eligible Participants’ Accounts as soon as administratively feasible after the end of each “applicable period” after the amounts have been determined by the Employer. For purposes of determining a Participant’s share of Matching Contributions under Item 10, the applicable period shall be [Select one]:

☐	the Plan Year.

☐	the payroll period.

☐	other (specify calendar month, Plan year quarter, etc.)

                                                                                                                                                   .

13.	Employees Eligible to Receive Employer Matching Contributions. Matching Contributions made for each Plan Year (if applicable) shall be allocated and credited to the Accounts of the following Participants: [Select one if applicable]

☐	Participants who were employed by the Employer (or, in the case of non-Employee Board Members, served on the Board) during that Plan Year, or, in the case of Other Service Providers, who provided services to the Employer during that Plan Year.

☐	Participants who were employed by the Employer (or, in the case of non-Employee Board Members, served on the Board) on the last day of the Plan Year, or, in the case of Other Service Providers, who provided services to the Employer on the last day of the Plan Year.

☐	Participants who were employed by the Employer (or, in the case of non-Employee Board Members, served on the Board) on the last day of the Plan Year or who retired, died or were Disabled during the Plan Year, or, in the case of Other Service Providers, who provided services to the Employer on the last day of the Plan Year or who died or were Disabled during the Plan Year. [If this option is selected, complete Item 31 — definition of “Disability”.]

14.	Vesting Schedule of Employer Matching Contributions. If Matching Contributions are made to the Plan, select the rate at which such Contributions will vest [select one]:

☐	Immediate 100% vesting for all Participants.

☐	“Cliff” vesting (0% up to cliff; 100% after cliff) [select one]:

☐	1 year cliff (less than 1 year 0%; 1 or more years 100%)

☐	2 year cliff (less than 2 years 0%; 2 or more years 100%)

☐	Other cliff (enter number of years: less than years 0%; or more years 100%)

☐	“Graded” vesting [enter vesting percentages]:

1 year ______%	6 years ______%	11 years ______%

2 years ______%	7 years ______%	12 years ______%

3 years ______%	8 years ______%	13 years ______%

4 years ______%	9 years ______%	14 years ______%

5 years ______%	10 years ______%	15 years ______%

☐	Other vesting schedule [describe schedule – subject to approval by PEN-CAL] _____________________________ _____________________________________________________________________________________________

15.	Applicable Period for Employer Contributions other than Matching Contributions. If elected in Item 10(d) above, Employer Contributions other than Matching Contributions shall be allocated and credited to eligible Participants’ Accounts as soon as administratively feasible after the end of each “applicable period” after the amounts have been determined by the Employer. For purposes of determining a Participant’s share of Employer Contributions under Item 10(d), the applicable period shall be [Select one]:

☒	the Plan Year.

☐	the payroll period.

☐	other (specify calendar month, Plan year quarter, etc.)

_______________________________________________ .

16.	Employees Eligible to Receive Employer Contribution (Other Than Matching Contributions). Employer Contributions (other than Matching Contributions —if applicable) made for each Plan Year shall be allocated and credited to the Accounts of the following Participants: [Select one if applicable]

☐	Participants who were employed by the Employer (or, in the case of non-Employee Board Members, served on the Board) during that Plan Year, or, in the case of Other Service Providers, who provided services to the Employer during that Plan Year.

☒	Participants who were employed by the Employer (or, in the case of non-Employee Board Members, served on the Board) on the last day of the Plan Year, or, in the case of Other Service Providers, who provided services to the Employer on the last day of the Plan Year.

☐	Participants who were employed by the Employer (or, in the case of non-Employee Board Members, served on the Board) on the last day of the Plan Year or who retired, died or were Disabled during the Plan Year, or, in the case of Other Service Providers, who provided services to the Employer on the last day of the Plan Year or who died or were Disabled during the Plan Year. [If this option is selected, complete Item 31 — definition of “Disability”.]

17.	Vesting Schedule of Employer Contributions (Other Than Matching Contributions). If Employer Contributions (other than Matching Contributions) are made to the Plan, select the rate at which such Contributions will vest [select one]:

☐	Immediate 100% vesting for all Participants.

☐	“Cliff” vesting (0% up to cliff; 100% after cliff) [select one]:

☐	1 year cliff (less than 1 year 0%; 1 or more years 100%)

☐	2 year cliff (less than 2 years 0%; 2 or more years 100%)

☐	Other cliff (enter number of years: less than years 0%; or more years 100%)

☐	“Graded” vesting [enter vesting percentages]:

1 year ______%	6 years ______%	11 years ______%

2 years ______%	7 years ______%	12 years ______%

3 years ______%	8 years ______%	13 years ______%

4 years ______%	9 years ______%	14 years ______%

5 years ______%	10 years ______%	15 years ______%

☒ Other vesting schedule [describe schedule – subject to approval by PEN-CAL] Vesting schedule, if any, to be determined for each contribution at the Company’s discretion

18.	Vesting Years. A “Vesting Year” described above for purposes of determining vesting under the Plan shall be computed in accordance with: [select one – if this is an amendment or restatement of a prior plan, definition from prior plan will override this definition. In other words, Vesting Years for periods of service prior to the amendment or restatement date will be determined based on the definition of Vesting Year under the plan prior to amendment or restatement, and Vesting Years for periods of service after the amendment or restatement date will be determined based on the definition of Vesting Year below]

☐	Years of service (12-consecutive-month periods) with the Employer since date of hire (or date of commencement of Board service).

☐	Years of participation in the Plan (12-consecutive-month period between date Participant enters Plan and anniversary of such date) (if this is an amendment or restatement of a prior Plan, years of participation in prior plan will be included) (additional fees may apply if this item is selected).

☒	Plan Years since each Plan Year’s total Contributions were made (“rolling vesting”) (additional fees will apply if this item is selected). [If this option is selected, select either (a) or (b) below:]

☐	(a) Vesting will be credited/updated on the last day of the Plan year.

☒	(b) Vesting will be credited/updated on the anniversary of the date the Contribution is credited.

19.	Full Vesting Upon Occurrence of Specific Event. [select all that apply]

☐	100% vesting upon Normal Retirement [describe criteria such as age (can be partial year), years of service with the Employer (must be whole years of service), or years of participation in the Plan (must be whole years of participation)]

☐	100% vesting upon Early Retirement [describe criteria such as age (must be whole years), years of service with the Employer (must be whole years of service), or years of participation in the Plan (must be whole years of participation)]

☒	100% vesting upon Death.

☒	100% vesting upon Disability [complete Item 31 – definition of “Disability”].

☒	100% vesting upon Change in Control of the Employer [complete Items 29 and 30 – definition of “Change in Control”]

☐	100% vesting upon occurrence of other event: [describe event]

20.	Service Before Plan’s Establishment Excluded. Years of service earned prior to establishment of the Plan shall be disregarded for purposes of determining vesting under the Plan:

☐	Yes (this may be elected only if this is the establishment of a new Plan).

☐	No.

21.	Forfeitures for Misconduct or Violation of Non-Compete. Participants terminating employment prior to becoming 100% vested will forfeit the forfeitable percentage of their Accounts as indicated in accordance with the vesting schedule selected in Items 16 and/or 17. Participants may also forfeit 100% of their Matching and Employer Contribution Accounts (if applicable) under the following circumstances: [select any that apply]:

☒	Misconduct (termination for Cause). [attach definition of Misconduct or Cause]

Termination for Cause” means a termination of employment, based upon a finding by the Employer that the Participant:

Is or has been dishonest, incompetent, or grossly negligent in the discharge of his/her duties to the Employer or has refused to perform stated or assigned duties; or has committed a theft or embezzlement, or a breach of confidentiality or unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information, or a breach of fiduciary duty involving personal profit, or a willful violation of any state or federal law, or of Employer’s rules or policy, in any material respect; or have been convicted of a felony.

Has materially breached any of the provisions of any agreement with the Employer or an affiliated entity; or

Has engaged in unfair competition with, or otherwise acted intentionally in a manner injurious to the reputation, business or assets of the Employer; or has induced a customer to break or terminate any contract with the Employer or an affiliate; or has induced any principal for whom the Employer (or an affiliate) acts as agent to terminate such agency relationship.

☐	Engaging in competition with the Employer. [attach definition of engaging in competition]

22.	Deemed Investments. Responsibility for directing deemed investment of Participants’ Accounts has been delegated to the following: [select one]

☐	Employer.

☒	Participant.

☐	Employer for Employer Matching and other Employer Contributions; Participant for Participant Deferrals.

23.	Employer Stock as Deemed Investment Option. If Employer stock will be a deemed investment option, indicate below how shares are to be tracked: [select one]

☐	Whole shares (with an associated cash account, if applicable).

☐	Partial and whole shares.

☐	Unitized fund.

24.	In-Service Distributions. If the Employer elects below, the Plan will allow distributions of Participant Deferral Contributions to be made to Participants while they are still employed (“In-Service Distributions”), if they elect a fixed distribution date during the regular election period. [Select one – note that In-Service Distributions of Employer Contributions is not permitted]

☐	No, In-Service Distributions will not be permitted.

☒	Yes, In-Service Distributions will be permitted. [select one].

☒	For All Participant Deferral Contributions

☐	For Participant Compensation Deferral Contributions (other than Per- formance-Based Bonus) only.

☐	For Participant Performance-Based Bonus Deferral Contributions.

[Note – if “Yes” is elected above and the Plan will allow In-Service Distributions, please indicate if Participant will be permitted to make a subsequent election to defer the original distribution date in accordance with Plan provisions (see subsection 9.1 of Plan document) ☒ Yes ☐ No]

25.

Unforeseeable Emergency Distributions Dates. If the Employer elects below, the Plan will allow distributions to be made to Participants while they are still employed if they meet the criteria for an unforeseeable emergency financial hardship (“Unforeseeable Emergency Distributions”). Both Participant Deferral Contributions

and Employer Contributions can be distributed in the event of an eligible Unforeseeable Emergency Distribution event. [Select one]

☐	No, Unforeseeable Emergency Distributions will not be permitted.

☒	Yes, Unforeseeable Emergency Distributions will be permitted. [select one below].

☐	For active Participants only.

☒	For active Participants, terminated Participants and Beneficiaries.

[Note – if “Yes” is elected above and the Plan will allow Unforeseeable Emergency Distributions, please indicate if additional Participant Deferrals must cease for remainder of Plan Year after an Unforeseeable Emergency Distribution is granted. ☒ Yes ☐ No]

26.	Distributions at Termination of Employment. Distributions will be made to Participants upon termination of employment with the Employer as follows [select one]

☐	Lump sum only.

☒	Lump sum unless installments elected, but can only receive installments if Participant meets the following criteria [select all that apply, and complete Item 28 – if item not selected below, then Participant in that category will receive lump sum only]:

☒ Retirement [describe criteria such as age (can be partial year), years of service with the Employer (must be whole years of service), or years of participation in the Plan (must be whole years of participation)]

65

☐ Early Retirement [describe criteria such as age (must be whole years), years of service with the Employer (must be whole years of service), or years of participation in the Plan (must be whole years of participation)]

☐	Termination (other than for Misconduct, Cause or Violation of Non-Compete)

☐	Disability. [Complete Item 10 – definition of “Disability.”]

☐	Lump sum unless installments elected, and Participant may receive installments regardless of reason for Termination of Employment, or for Death or Disability.

[Note – if Installments are elected above, please indicate if Participant will be permitted to make a subsequent election to change the number of installments in accordance with Plan provisions (see subsection 9.2 of Plan document) ☒ Yes ☐ No]

27.	Distributions Upon Change in Control: If Employer elects below, distributions will be made to Participants upon Change in Control of the Employer, as follows [select one, and complete Items 29 and 30 below (definition of “Change in Control”) ]

☐	No, Distributions upon Change in Control will not be permitted.

☒	Yes, Distributions upon Change in Control will be permitted, in a lump sum only.

☐	Yes, Distributions upon Change in Control will be permitted, in a lump sum or in installments as elected by the Participant [complete Item 28].

28.	Length of Installments (if Installment Distributions permitted in Item 26 and/or Item 27 above) [indicate length below]:

Annual installments over no fewer than 2 [enter minimum number of years – must be at least 2] and no more than 15 years at Participant’s election. [enter maximum number of years].

29.	“Change in Control” – Dates of Distribution (for purposes of Items 19 (vesting) and 27 (distributions)). Distributions upon a Change in Control shall occur upon the date that [select all that apply – see Subsection 9.9 of the Plan document for more details]:

☒	A person or group acquires more than 50% of the total fair market value or voting power of the stock of the corporation (select definition of “corporation” in Item 30 below).

☐	A person or group acquires ownership of stock of the corporation with at least 35% of the total voting power of the corporation (select definition of “corporation” in Item 30 below).

☐	A person or group acquires assets from the corporation having a total fair market value of at least 40% of the value of all assets of the corporation immediately prior to such acquisition. (select definition of “corporation” in Item 30 below).

☒	A majority of the corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the board as constituted prior to the appointment or election (select definition of “corporation” in Item 30 below).

30.	“Change in Control” – Which Corporation the Change Relates to (for purposes of Items 19 (vesting) and 27 (distributions)). Distributions upon a Change in Control shall be made only if the Change in Control relates to the corporation selected below: [select all that apply]:

☒	(a) The corporation for whom the Participant is performing services at the time of the Change In Control event.

☐	(b) The corporation liable for payments from the Plan to the Participant.

☐	(c) A corporation that is a majority shareholder of a corporation described in (a) or (b) above.

☐	(d) Any corporation in the chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation described in (a) or (b) above.

31.	Definition of “Disability” (for purposes of Items 16 (eligibility for Employer contributions), 19 (vesting) and 26 (distributions)). A Participant shall be considered “Disabled” if [select one]:

☒	by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of at least 12 months, the Participant is receiving income replacement benefits for at least 3 months under accident and health plans of the Employer;

☐	the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months;

☐	the Participant is deemed to be totally disabled by the Social Security Administration;

☐	the Participant is determined to be disabled in accordance with a disability insurance program, provided that the definition of disability under such disability insurance program complies with the requirements of one of the three preceding definitions above.

32.	Distributions to “Key Employees” — Investment. In order to comply with Internal Revenue Code Section 409A, distributions to “key employees” (see subsection 9.3 of the Plan Document for definition) of publicly traded companies made due to employment termination cannot be made within 6 months of the employment termination date. If distribution to a key employee must be delayed to comply with this 6-month rule, indicate below how Account balances of such a Participant will be invested during the period of delay [select one]:

☐	Valued as of most recent Valuation Date and held at the Employer without allocation of additional gains or losses after such Valuation Date until payment can be made.

☒	Remain invested as if termination date had not occurred, then valued as of most recent Valuation Date and distributed.

33.

QDRO Distributions. The Employer may elect whether distributions from a Participant’s Account shall be permitted upon receipt by the Plan Administrator of a Qualified Domestic Relations Order relating to a marital dissolution or separation that provides for payment of all or a portion of a Participant’s Accounts to an alternate payee (spouse, former spouse, children, etc.). [Indicate below whether QDRO distributions will be permitted]:

☐	No, QDRO Distributions will not be permitted.

☒	Yes, QDRO Distributions will be permitted.

34.	401(k) “Pourover” Option. The Employer may elect this option for integrating the Plan with its tax-qualified 401(k) Plan. Under this option, the Participant may elect prior to the end of a given calendar year to have any amounts deferred into this Plan for the subsequent calendar year transferred to the Employer’s 401(k) Plan, up to the maximum deferral amount permitted in the 401(k) Plan for such year. See subsection 9.10 of the Plan document for details. [Indicate below whether 401(k) Pourover Option is selected]:

☒	No, the 401(k) Pourover option is not elected.

☐	Yes, the 401(k) Pourover Option is elected.

35.	Additional Survivor Death Benefit from Life Insurance. In the event that life insurance is utilized as a funding vehicle for the Plan, the Employer may wish to provide additional Survivor Benefit from the following options : [select one]

☒	No additional Survivor Benefit offered.

☐	$100,000.

☐	Face value of life insurance policy of Participant, if any.

☐	Face value of life insurance policy of Participant, if any, minus premiums paid into policy.

☐	Participant’s vested Account balance.

☐	Greater of (a) face value of life insurance policy of Participant, if any, or (b) Participant’s vested Account balance.

☐	Lesser of (a) one calendar year of Participant’s salary for year preceding Participant’s death; or (b) face value of life insurance policy of the Participant, if any.

☐	Lesser of (a) two calendar years of Participant’s salary for year preceding Participant’s death; or (b) face value of life insurance policy of the Participant, if any.

☐	Other [enter amount or formula]

36.	Payment of Plan Expenses. Plan expenses may be paid as follows: [select one]

☒	Directly by the Employer.

☐	Deducted from the Plan’s trust or other custodial account (if applicable).

By signing this Adoption Agreement, the Employer certifies that it has consulted with legal counsel regarding the effects of the Plan, as applicable, on all parties. The Employer further certifies that it has and will limit participation in the Plan to a select group of management or highly compensated Employees, Board Members or Other Service Providers, as determined by the Employer in consultation with legal counsel. The Employer further certifies that it is the Employer’s sole responsibility to ensure that each Participant with the right to direct deemed investments under the Plan that are based on securities issued by the Employer or a member of its controlled group (as defined in Code Section 414(b) and (c)) will receive a prospectus for any such deemed investment option based on such Employer securities.

The Employer is solely responsible for its compliance with applicable laws, including Federal and state securities and other applicable laws.

Only those elections that are completed shall be considered as provisions applicable to and forming a part of the Plan.

This Adoption Agreement may only be used in conjunction with the Prototype Plan document. All selections in the Adoption Agreement providing for customized or “other” plan provisions are subject to review by PEN-CAL for administrative feasibility, and may be subject to additional fees.

Terms used in this Adoption Agreement which are defined in the Prototype Plan document shall have the meaning given them therein.

The Employer hereby acknowledges that it is adopting this Plan as part of the PEN-CAL Prototype Supplemental Deferred Compensation Plan Program (the “program”). Federal legislation or other changes in the law relating to nonqualified deferred compensation or other employee benefit plans may require that the Plan be amended.

Investing involves risk including possible loss of principal. Federal and state income tax laws are complex and subject to change. This information is based on current interpretations of the laws and is not guaranteed. PEN-CAL does not give legal advice. You should consult your attorney and tax advisor for answers to your specific questions.

The sponsor’s address and telephone number are PEN-CAL Administrators, Inc., Executive Benefit Services, Attn: General Manager, 6210 Stoneridge Mall Road., Suite 300, Pleasanton, California 94588. Telephone: 1-925-251-3400.

* * *

The undersigned duly authorized owner, or officer of the Employer hereby executes the Plan on behalf of the Employer.

Dated this 27th day of July, 2006.

Digital Insight Corporation
Employer

By	Paul J. Pucino
	Its	CFO

ADDENDUM A

2005 TRANSITION RULES UNDER

CODE SECTION 409A

Complete the following if Plan utilized any of the transition rules permitted under Code Section 409A for amounts deferred in 2005. Check any that apply.

☐	Deferral Election Change Prior to 3/15/05. Plan allowed Participants to elect, prior to March 15, 2005, to make new elections with respect to amounts earned in 2005 relating to services performed on or before December 31, 2005 (provided that such amounts were not paid or payable to the Participant prior to the election).

☐	Deferral Cancellation Prior to 12/31/05. Plan allowed Participants to elect, prior to December 31, 2005, terminate participation in the Plan and/or to cancel one or more deferral elections previously elected with respect to amounts payable in 2005. Amounts subject to the termination or cancellation were included in the Participant’s income in 2005 or, if later, in the taxable year in which the amounts were earned and vested.

☐	Distribution Timing/Form Linked to Qualified Plan in 2005-2006. Plan allowed distributions to Participants with respect to amounts deferred in 2005 and 2006 to be made at the same time and in the same form as payments were made to the Participant under the Employer’s qualified plan.

☐	Change in Payment Elections or Conditions prior to 12/31/06. Plan allowed Participants to make revoke prior payment elections and make new payment elections with respect to amounts subject to 409A on or before December 31, 2006. However, Participants were not allowed to change payment elections in 2006 with respect to payments the Participant would otherwise receive in 2006, or to cause payments to be made in 2006.

PEN-CAL ADMINISTRATORS

PROTOTYPE SUPPLEMENTAL DEFERRED COMPENSATION PLAN

- PLAN DOCUMENT -

PEN-CAL ADMINISTRATORS

PROTOTYPE SUPPLEMENTAL DEFERRED COMPENSATION PLAN

- PLAN DOCUMENT -

SECTION 1 INTRODUCTION

1.1	Adoption of Plan and Purpose

This Plan is a prototype unfunded, nonqualified deferred compensation plan sponsored by PEN-CAL Administrators (the “Sponsor”). With the consent of the Sponsor, the Employer (as defined in subsection 2.16) may adopt the plan by executing the Adoption Agreement (as defined in subsection 2.3) in the form attached hereto. The Plan contains certain variable features which the Employer has specified in the Adoption Agreement. Only those variable features specified by the Employer in the Adoption Agreement will be applicable to the Employer.

The purpose of the Plan is to provide certain supplemental benefits under the Plan to a select group of management or highly compensated Employees of the Employers (in accordance with Sections 201, 301 and 401 of ERISA), Members of the Board(s) of the Employers, or Other Service Providers to the Employers (as defined below), and to allow such Employees, Board Members or Other Service Providers the opportunity to defer a portion of their salaries, bonuses and other compensation, subject to the terms of the Plan. Participants (and their Beneficiaries) shall have only those rights to payments as set forth in the Plan and shall be considered general, unsecured creditors of the Employers with respect to any such rights. The Plan is designed to comply with the American Jobs Creation Act of 2004 (the “Jobs Act”) and Code Section 409A. It is intended that the Plan be interpreted according to a good faith interpretation of the Jobs Act and Code Section 409A, and consistent with published IRS guidance, until final IRS regulations are issued. In the event of any inconsistency between the terms of the Plan and the Jobs Act or Code Section 409A, the terms of the Jobs Act and Code Section 409A (including IRS interpretations) shall control. The Plan is intended to constitute an account balance plan (as defined in IRS Notice 2005-1, Q&A-9).

1.2	Adoption of the Plan

With the Sponsor’s consent, the Employer may adopt the Plan by completing and signing the Adoption Agreement in the form attached hereto.

1.3	Plan Year

The Plan is administered on the basis of a Plan Year, as defined in subsection 2.24.

1.4	Plan Administration

The plan shall be administered by a plan administrator (the “Administrator,” as that term is defined in Section 3(16)(A) of ERISA) designated by the Employer in the Adoption Agreement. The Administrator has full discretionary authority to construe and interpret the provisions of the Plan and make factual determinations thereunder, including the power to determine the rights or eligibility of employees or participants and any other persons, and the amounts of their benefits under the plan, and to remedy ambiguities, inconsistencies or omissions, and such determinations shall be binding on all parties. The Administrator from time to time may adopt such rules and regulations as may be necessary or desirable for the proper and efficient administration of the Plan and as are consistent with the terms of the Plan. The administrator may delegate all or any part of its powers, rights, and duties under the Plan to such person or persons as it may deem advisable, and may engage agents to provide certain administrative services with respect to the Plan. Any notice or document relating to the Plan which is to be filed with the Administrator may be delivered, or mailed by registered or certified mail, postage pre-paid, to the Administrator, or to any designated representative of the Administrator, in care of the Employer, at its principal office.

SECTION 2 DEFINITIONS

2.1	Account

“Account” means all notional accounts and subaccounts maintained for a Participant in order to reflect his interest under the Plan, as described in Section 6.

2.2	Administrator

“Administrator” means the individual or individuals (if any) delegated authority by the Employer to administer the Plan, as defined in subsection 1.4.

2.3	Adoption Agreement

“Adoption Agreement” shall mean the form executed by the Employer and attached hereto, which Agreement shall constitute a part of the Plan.

2.4	Beneficiary

“Beneficiary” means the person or persons to whom a deceased Participant’s benefits are payable under subsection 9.5.

2.5	Board

“Board” means the Board of Directors of the Employer (if applicable), as from time to time constituted.

2.6	Board Member

“Board Member” means a member of the Board.

2.7	Bonus

“Bonus” (also referred to herein as a “Non-Performance-Based Bonus) means an award of cash that is not a Performance-Based Bonus (as defined in subsection 2.25) that is payable to an Employee (or Board Member or Other Service Provider, as applicable) in a given year, with respect to the immediately preceding Bonus performance period, which may or may not be contingent upon the achievement of specified performance goals.

2.8	Code

“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing, or superseding such section.

2.9	Compensation

“Compensation” shall mean the amount of a Participant’s remuneration from the Employer designated in the Adoption Agreement. Notwithstanding the foregoing, the Compensation of an Other Service Provider (as defined in subsection 2.22) shall mean his remuneration from the Employer pursuant to an agreement to provide services to the Employer. With respect to any Participant who is a Member of the Board (if applicable), “Compensation” means all cash remuneration which, absent a deferral election under the Plan, would have otherwise been received by the Board Member in the taxable year, payable to the Board Member for service on the Board and on Board committees, including any cash payable for attendance at Board meetings and Board committee meetings, but not including any amounts constituting reimbursements of expenses to Board Members. To the extent the Employer has designated “401(k) Refunds” in the Adoption Agreement (and to the extent elected by the Participant), an amount equal to the Participant’s “401(k) Refund” shall be deferred from the Participant’s Compensation otherwise payable to the Participant in the next subsequent Compensation pay period (or such later pay period as the Plan Administrator determines shall be administratively feasible), and shall be credited to the Participant’s Compensation Deferral Account in accordance with subsection 4.1. For purposes of this subsection, “401(k) Refund” means any amount distributed to the applicable Participant from the Employer’s qualified retirement plan intended to comply with Section 401(k) of the Code that is in excess of the maximum deferral for the prior calendar year allowable under such qualified retirement plan.

2.10	Compensation Deferrals

“Compensation Deferrals” means the amounts credited to a Participant’s Compensation Deferral Account pursuant to the Participant’s election made in accordance with subsection 4.1.

2.11	Deferral Election

“Deferral Election” means an election by a Participant to make Compensation Deferrals or Performance-Based Bonus Deferrals in accordance with Section 4.

2.12	Disability

(a)	“Disability” for purposes of this Plan shall mean the occurrence of an event as a result of which the Participant is considered disabled, as designated by the Employer in the Adoption Agreement.

2.13	Effective Date

“Effective Date” means the Effective Date of the Plan, as indicated in the Adoption Agreement.

2.14	Eligible Individual

“Eligible Individual” means each Board Member, Other Service Provider, or Employee of an Employer who satisfies the eligibility requirements set forth in the Adoption Agreement.

2.15	Employee

“Employee” means a person who is employed by an Employer and is treated and/or classified by the Employer as a common law employee for purposes of wage withholding for Federal income taxes. If a person is not considered to be an Employee of the Employer in accordance with the preceding sentence, a subsequent determination by the Employer, any governmental agency, or a court that the person is a common law employee of the Employer, even if such determination is applicable to prior years, will not have a retroactive effect for purposes of eligibility to participate in the Plan.

2.16	Employer

“Employer” means the business entity designated in the Adoption Agreement, and its successors and assigns unless otherwise herein provided, or any other corporation or business organization which, with the consent of the Employer, or its successors or assigns, assumes the Employer’s obligations hereunder, and any affiliate or subsidiary of the Employer, as defined in Subsections 414(b) and (c) of the Code, or other corporation or business organization that has adopted the Plan on behalf of its Eligible Individuals with the consent of the Employer.

2.17	Employer Contributions

“Employer Contributions” means the amounts other than Matching Contributions that are credited to a Participant’s Employer Contributions Account under the Plan by the Employer in accordance with subsection 4.4.

2.18	ERISA

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing, or superseding such section.

2.19	Fiscal Year Compensation

“Fiscal Year Compensation” means Compensation relating to a period of service coextensive with one or more consecutive non-calendar-year fiscal years of the Employer, where no amount of such Compensation is paid or payable during the service period. For example, a Bonus based upon a service period of two consecutive fiscal years payable after the completion of the second fiscal year would be “Fiscal Year Compensation,” but periodic salary payments or Bonuses based on service periods other than the Employer’s fiscal year would not be Fiscal Year Compensation.

2.20	Investment Funds

“Investment Funds” means the notional funds or other investment vehicles designated pursuant to subsection 5.1.

2.21	Matching Contributions

“Matching Contributions” means the amounts credited to a Participant’s Employer Contribution Account under the Plan by the Employer that are based on the amount of Participant Deferrals made by the Participant under the Plan, or that are based upon such other formula as designated by the Employer in the Adoption Agreement, in accordance with subsection 4.3.

2.22	Other Service Providers

“Other Service Providers” shall mean independent contractors, consultants, or other similar providers of services to the Employer, other than Employees and Board Members. To the extent that an Other Service Provider is unrelated to the Employer, as described in Code Section 409A and other applicable regulations, guidance, etc. thereunder, the provisions of such guidance shall not apply. To the extent that an Other Service Provider uses an accrual method of accounting for a given taxable year, amounts deferred under the Plan in such taxable year shall not be subject to Code Section 409A and other applicable guidance thereunder, notwithstanding any provision of the Plan to the contrary.

2.23	Participant

“Participant” means an Eligible Individual who meets the requirements of Section 3 and elects to make Compensation Deferrals pursuant to Section 4, or who receives Employer Contributions or Matching Contributions pursuant to subsection 4.3 or 4.4. A Participant shall cease being a Participant in accordance with subsection 3.2 herein.

2.24	Participant Deferrals

“Participant Deferrals” means all amounts deferred by a Participant under this Plan, including Participant Compensation Deferrals and Participant Performance-Based Bonus Deferrals.

2.25	Performance-Based Bonus

“Performance-Based Bonus” generally means Compensation where the amount of, or entitlement to, the compensation is contingent on the satisfaction of preestablished organizational or individual performance criteria relating to a performance period of at least 12 consecutive months in which the Eligible Individual performs services, pursuant to rules described in Proposed Treasury Regulation Section 1.409A-1(e).

2.26	Performance-Based Bonus Deferrals

“Performance-Based Bonus Deferrals” means the amounts credited to a Participant’s Compensation Deferral Account from the Participant’s Performance-Based Bonus] pursuant to the Participant’s election made in accordance with subsection 4.2.

2.27	Plan Year

“Plan Year” means each 12-month period specified in the Adoption Agreement, on the basis of which the Plan is administered.

2.28	Retirement

“Retirement” for purposes of this Plan means the Participant’s Termination Date, as defined in subsection 2.31, after attaining any age and/or service minimums with respect to Retirement or Early Retirement as designated by the Employer in the Adoption Agreement.

2.29	Sponsor

“Sponsor” means PEN-CAL Administrators.

2.30	Spouse

“Spouse” means the person to whom a Participant is legally married under applicable state law at the earlier of the date of the Participant’s death or the date payment of the Participant’s benefits commenced and who is living on the date of the Participant’s death.

2.31	Termination Date

“Termination Date” means (i) with respect to an Employee Participant, the Participant’s separation from service (within the meaning of Section 409A of the Code and the regulations, notices and other guidance thereunder, including death or Disability) with the Employers, and any subsidiary or affiliate of the Employers as defined in Sections 414(b) and (c) of the Code; (ii) with respect to a Board Member Participant, the Participant’s resignation or removal from the Board (for any reason, including death or Disability); and (iii) with respect to any Other Service Provider, the expiration of all agreements to provide services to the Employers (for any reason, including death or Disability), as described in Proposed Treasury Regulation Section 1.409A-1(h)(2) and any successor guidance thereto.

2.32	Valuation Date

“Valuation Date” means the last day of each Plan Year and any other date that the Employer, in its sole discretion, designates as a Valuation Date, as of which the value of an Investment Fund is adjusted for notional deferrals, contributions, distributions, gains, losses, or expenses.

2.33	Other Definitions

Other defined terms used in the Plan shall have the meanings given such terms elsewhere in the Plan.

SECTION 3 ELIGIBILITY AND PARTICIPATION

3.1	Eligibility

Each Eligible Individual on the Effective Date of the Plan shall be eligible to become a Participant by properly making a Deferral Election on a timely basis as described in Section 4, or, if applicable and eligible as designated by the Employer in the Adoption Agreement, by receiving a Matching Contribution or other Employer Contribution under the Plan. Each other Eligible Individual may become a Participant by making a Deferral Election on a timely basis as described in Section 4 or, if applicable and eligible as designated by the Employer in the Adoption Agreement, by receiving a Matching Contribution or other Employer Contribution under the Plan. Each Eligible Individual’s decision to become a Participant by making a Deferral Election shall be entirely voluntary. The Employer may require the Participant to complete any necessary forms or other information as it deems necessary or advisable prior to permitting the Eligible Individual to commence participation in the Plan.

3.2	Cessation of Participation

If a Termination Date occurs with respect to a Participant, or if a Participant otherwise ceases to be an Eligible Individual, no further Compensation Deferrals, Performance-Based Bonus Deferrals, Matching Contributions or other Employer Contributions shall be credited to the Participant’s Accounts after the Participant’s Termination Date or if permitted by section 409A the date the Participant ceases to be eligible (or as soon as administratively feasible after the date the Participant ceases to be eligible), unless he is again determined to be an Eligible Individual, but the balance credited to his Accounts shall continue to be adjusted for notional investment gains and losses under the terms of the Plan and shall be distributed to him at the time and manner set forth in Section 9. An Employee, Board Member or Other Service Provider shall cease to be a Participant after his Termination Date or other loss of eligibility as soon as his entire Account balance has been distributed.

3.3	Eligibility for Matching or Employer Contributions

An Employee Participant who has satisfied the requirements necessary to become an Eligible Individual with respect to Matching Contributions as specified in the Adoption Agreement, and who has made a Compensation Deferral election pursuant to subsection 4.1 herein or who has satisfied such other criteria as specified in the Adoption Agreement, shall be eligible to receive Matching Contributions described in subsection 4.3. An Employee Participant who has satisfied the requirements necessary to become an Eligible Individual with respect to Employer Contributions other than Matching Contributions as specified in the Adoption Agreement, shall be eligible to receive Employer Contributions described in subsection 4.4.

SECTION 4 DEFERRALS AND CONTRIBUTIONS

4.1	Compensation Deferrals Other Than Performance-Based Bonus Deferrals

Each Plan Year, an Eligible Individual may elect to defer receipt of no less than the minimum and no greater than the maximum percentage or amount selected by the Employer in the Adoption Agreement with respect to each type of Compensation (other than Performance-Based Bonuses) earned with respect to pay periods beginning on and after the effective date of the election; provided, however, that Compensation earned prior to the date the Participant satisfies the eligibility requirements of Section 3 shall not be eligible for deferral under this Plan. Except as otherwise provided in this subsection, a Participant’s Deferral Election for a Plan Year under this subsection must be made not later than December 31 of the preceding Plan Year (or such earlier date as determined by the Plan Administrator) with respect to Compensation (other than Performance-Based Bonuses) earned in pay periods beginning on or after the following January 1 in accordance with rules established by the Administrator.

An Employee, Board Member or Other Service Provider who first becomes an Eligible Individual during a Plan Year (by virtue of a promotion, Compensation increase, commencement of employment with the Employers, commencement of Board service, execution of an agreement to provide services to an Employer, or any other reason) shall be provided enrollment documents (including Deferral Election forms) as soon as administratively feasible following such initial eligibility. Such Eligible Individual must make his Deferral Elections within 30 days after first becoming an Eligible Individual, with respect to his Compensation (other than Performance-Based Bonuses) earned on or after the effective date of the Deferral Election (provided, however, that if such Eligible Individual is participating in any other account balance plan maintained by the Employer or any member of the Employer’s “controlled group” (as defined in subsections 414(b) and (c) of the Code), such Eligible Individual must make his Compensation Deferral Election no later than December 31 of the preceding Plan Year (or such earlier date as determined by the Plan Administrator), or he may not elect to make Compensation Deferrals for that initial Plan Year). If an Eligible Individual does not elect to make Compensation Deferrals during that initial 30-day period, he may not later elect to make Compensation Deferrals for that year under this subsection. In the event that an Eligible Individual first becomes eligible during a Plan Year with respect to which Fiscal Year Compensation is payable, such Eligible Individual must make his Fiscal Year Compensation Deferral Election on or before the end of the fiscal year of the Employer immediately preceding the first fiscal year in which any services are performed for which the Fiscal Year Compensation is payable.

An election to make Compensation Deferrals under this subsection 4.1 shall remain in effect through the last pay period commencing in the calendar year to which the election applies (except as provided in subsection 4.5), shall apply with respect to the applicable type of Compensation (other than Performance-Based Bonuses) to which the Deferral Election relates earned for pay periods commencing in the applicable calendar year to which the election applies, and shall be irrevocable (provided, however, that a Participant making a Deferral Election under this subsection may change his election at any time prior to December 31 of the year preceding the year for which the Deferral Election is applicable, subject to rules established by the Plan

Administrator). If a Participant fails to make a Compensation Deferral election for a given Plan Year, such Participant’s Compensation Deferral Election for that Plan Year shall be deemed to be zero; provided, however, that if the Employer has elected in the Adoption Agreement that a Participant’s Compensation Deferral Election shall be “evergreen”, then such Participant’s Compensation Deferral Election shall be deemed to be identical to the most recent applicable Deferral Election on file with the Administrator with respect to the applicable type of Compensation; provided, however, that no In-Service Distribution shall be applicable to any amounts deferred in a year in which the Participant fails to make an affirmative election, and payment of such amounts for such year shall be made in accordance with his most recent election on file with the Administrator (if no election is on file, then such amounts shall be paid to him in a single lump sum).

Compensation Deferrals shall be credited to the Participant’s Compensation Deferral Account as soon as administratively feasible after such amounts would have been payable to the Participant.

4.2	Performance-Based Bonus Deferrals

Each Plan Year, an Eligible Individual may elect to defer receipt of no less than the minimum and no greater than the maximum percentage or amount selected by the Employer in the Adoption Agreement with respect to Performance-Based Bonuses earned with respect to the performance period for which the Performance-Based Bonus is earned; provided, however, that the Eligible Individual performed services continuously from a date no later than the date upon which the performance criteria are established through a date no earlier than the date upon which the Eligible Individual makes a Performance-Based Bonus Deferral Election; and further provided that in no event may an election to defer Performance-Based Bonuses be made after such Bonuses have become both substantially certain to be paid and readily ascertainable. Except as otherwise provided in this subsection, a Participant’s Performance-Based Bonus Deferral Election under this subsection must be made not later than six months (or such earlier date as determined by the Plan Administrator) prior to the end of the performance period.

An Employee, Board Member or Other Service Provider who first becomes an Eligible Individual during a Plan Year (by virtue of a promotion, Compensation increase, commencement of employment with the Employers, commencement of Board service, execution of an agreement to provide services to an Employer, or any other reason) shall be provided enrollment documents (including Deferral Election forms) as soon as administratively feasible following such initial eligibility. Such Eligible Individual must make his Performance-Based Bonus Deferral Election within 30 days after first becoming an Eligible Individual (provided, however, that if such Eligible Individual is participating in any other account balance plan maintained by the Employer or any member of the Employer’s “controlled group” (as defined in subsections 414(b) and (c) of the Code), such Eligible Individual must make his Performance-Based Bonus Deferral Election no later than six months (or such earlier date as determined by the Plan Administrator) prior to the end of the performance period, or he may not elect to make Performance-Based Bonus Deferrals for such initial Plan Year. In the case of a Deferral Election in the first year of eligibility that is made after the beginning of the Performance-Based Bonus performance period, the Deferral Election will apply to the portion of the Performance-Based Bonus equal to the total amount of the Performance-Based Bonus for the performance period multiplied by the ratio of the number of days remaining in the performance period after the effective date of the Deferral Election over the total number of days in the Performance Period. If an Eligible Individual does not elect to make a Performance-Based Bonus Deferral during that initial 30-day period, he may not later elect to make a Performance-Based Bonus Deferral for that performance period under this subsection.

An election to make Performance-Based Bonus Deferrals under this subsection 4.2 shall remain in effect through the end of the performance period to which the election applies (except as provided in subsection 4.5), and shall be irrevocable (provided, however, that a Participant making a Performance-Based Bonus Deferral Election under this subsection may change his election at any time prior to the first day of the six-month period ending on the last day of the performance period for which the Performance-Based Bonus Deferral Election is applicable, subject to rules established by the Plan Administrator). If a Participant fails to make a Performance-Based Bonus Deferral Election for a given performance period, such Participant’s Performance-Based Bonus Deferral Election for that performance period shall be deemed to be zero; provided, however, that if the Employer has elected in the Adoption Agreement that a Participant’s Performance-Based Deferral Election shall be “evergreen”, then such Participant’s Performance-Based Bonus Deferral Election shall be deemed to be identical to the most recent applicable Performance-Based Bonus Deferral Election on file with the Administrator; provided, however, that no In-Service Distribution shall be applicable to any amounts deferred in a year in which the Participant fails to make an affirmative election, and payment of such amounts for such year shall be made in accordance with his most recent election on file with the Administrator (if no election is on file, then such amounts shall be paid to him in a single lump sum).

Performance-Based Bonus Deferrals shall be credited to the Participant’s Compensation Deferral Account as soon as administratively feasible after such amounts would have been payable to the Participant.

4.3	Matching Contributions

Matching Contributions shall be determined in accordance with the formula specified in the Adoption Agreement, and shall be credited to the Employer Contribution Accounts of Participants who have satisfied the eligibility requirements for Matching Contributions specified in the Adoption Agreement. Matching Contributions under this Plan shall be credited to such Participants’ Employer Contribution Accounts as soon as administratively feasible after the Applicable Period selected in the Adoption Agreement, but only with respect to Participants eligible to receive such Matching Contributions as described in the Adoption Agreement.

4.4	Other Employer Contributions

Employer Contributions other than Matching Contributions shall be determined in accordance with the formula specified in the Adoption Agreement, and shall be credited to the Employer Contribution Accounts of Participants who have satisfied the eligibility requirements for Employer Contributions specified in the Adoption Agreement. Employer Contributions under this Plan shall be credited to such Participants’ Employer Contributions Accounts as soon as administratively feasible after the Applicable Period selected in the Adoption Agreement, but only with respect to Participants eligible to receive such Employer Contributions as described in the Adoption Agreement.

4.5	No Election Changes During Plan Year

A Participant shall not be permitted to change or revoke his Deferral Elections (except as otherwise described in subsections 4.1 and 4.2), except that, if a Participant’s status changes such that he becomes ineligible for the Plan, the Participant’s Deferrals under the Plan shall cease as described in subsection 3.2. Notwithstanding the foregoing, in the event the Employer maintains a qualified plan designed to comply with the requirements of Code Section 401(k) that requires the cessation of all deferrals in the event of a hardship withdrawal under such plan, the Participant’s Deferrals under this Plan shall cease as soon as administratively feasible upon notification to the Administrator, to the extent designated by the Employer in the Adoption Agreement.

4.6	Crediting of Deferrals

The amount of deferrals pursuant to subsections 4.1 and 4.2 shall be credited to the Participant’s Accounts as of a date not later than 15 business days after the date on which the amount (but for the deferral) otherwise would have been paid to the Participant, or such later date as determined to be administratively feasible by the Plan Administrator.

4.7	Reduction of Deferrals or Contributions

Any Participant Deferrals or Employer Contributions to be credited to a Participant’s Account under this Section may be reduced by an amount equal to the Federal or state income, payroll, or other taxes required to be withheld on such deferrals or contributions or to satisfy any necessary employee welfare plan contributions. A Participant shall be entitled only to the net amount of such deferral or contribution (as adjusted from time to time pursuant to the terms of the Plan). The Administrator may limit a Participant’s Deferral Election if, as a result of any election, a Participant’s Compensation from the Employer would be insufficient to cover taxes, withholding, and other required deductions applicable to the Participant.

SECTION 5 NOTIONAL INVESTMENTS

5.1	Investment Funds

The Employer may designate, in its discretion, one or more Investment Funds for the notional investment of Participants’ Accounts. The Employer, in its discretion, may from time to time establish new Investment Funds or eliminate existing Investment Funds. The Investment Funds are for recordkeeping purposes only and do not allow Participants to direct any Employer assets (including, if applicable, the assets of any trust related to the Plan). Each Participant’s Accounts shall be adjusted pursuant to the Participant’s notional investment elections made in accordance with this Section 5, except as otherwise determined by the Employer or Administrator in their sole discretion.

5.2	Investment Fund Elections

The Employer shall have full discretion in the direction of notional investments of Participants’ Accounts under the Plan; provided, however, that if the Employer so elects in the Adoption Agreement, each Participant may elect from among the Investment Funds for the notional investment of such of his Accounts as are permitted under the Adoption Agreement from time to time in accordance with procedures established by the Employer. The Administrator, in its discretion, may adopt (and may modify from time to time) such rules and procedures as it deems necessary or appropriate to implement the notional investment of the Participant’s Accounts. Such procedures may differ among Participants or classes of Participants, as determined by the Employer or the Administrator in its discretion. The Employer or Administrator may limit, delay or restrict the notional investment of certain Participants’ Accounts, or restrict allocation or reallocation into specified notional investment options, in accordance with rules established in order to comply with Employer policy and applicable law, to minimize regulated filings and disclosures, or under any other circumstances in the discretion of the Employer. Any deferred amounts subject to a Participant’s investment election that must be so limited, delayed or restricted under such circumstances may be notionally invested in an Investment Fund designated by the Administrator, or may be credited with earnings at a rate determined by the Administrator, which rate may be zero. A Participant’s notional investment election shall remain in effect until later changed in accordance with the rules of the Administrator. If a Participant does not make a notional investment election, all deferrals by the Participant and contributions on his behalf will remain uninvested until such time as the Administrator receives proper direction, or, at the Employer’s election, may be deemed to be notionally invested in the Investment Fund designated by the Employer for such purpose or may be credited with earnings at a rate determined by the Administrator or Employer, which rate may be zero.

5.3	Investment Fund Transfers

A Participant may elect that all or a part of his notional interest in an Investment Fund shall be transferred to one or more of the other Investment Funds. A Participant may make such notional Investment Fund transfers in accordance with rules established from time to time by the Employer or the Administrator, and in accordance with subsection 5.2.

SECTION 6 ACCOUNTING

6.1	Individual Accounts

Bookkeeping Accounts shall be maintained under the Plan in the name of each Participant, as applicable, along with any subaccounts under such Accounts deemed necessary or advisable from time to time, including a subaccount for each Plan Year that a Participant’s Deferral Election is in effect. Each such subaccount shall reflect (i) the amount of the Participant’s Deferral during that year, any Matching Contributions or Employer Contributions credited during that year, and the notional gains, losses, expenses, appreciation and depreciation attributable thereto.

Rules and procedures may be established relating to the maintenance, adjustment, and liquidation of Participants’ Accounts, the crediting of deferrals and contributions and the notional gains, losses, expenses, appreciation, and depreciation attributable thereto, as are considered necessary or advisable.

6.2	Adjustment of Accounts

Pursuant to rules established by the Employer, Participants’ Accounts will be adjusted on each Valuation Date, except as provided in Section 9, to reflect the notional value of the various Investment Funds as of such date, including adjustments to reflect any deferrals and contributions, notional transfers between Investment Funds, and notional gains, losses, expenses, appreciation, or depreciation with respect to such Accounts since the previous Valuation Date. The “value” of an Investment Fund at any Valuation Date may be based on the fair market value of the Investment Fund, as determined by the Administrator in its sole discretion.

6.3	Accounting Methods

The accounting methods or formulae to be used under the Plan for purposes of monitoring Participants’ Accounts, including the calculation and crediting of notional gains, losses, expenses, appreciation, or depreciation, shall be determined by the Administrator in its sole discretion. The accounting methods or formulae selected by the Administrator may be revised from time to time.

6.4	Statement of Account

At such times and in such manner as determined by the Administrator, but at least annually, each Participant will be furnished with a statement reflecting the condition of his Accounts.

SECTION 7 VESTING

A Participant shall be fully vested at all times in his Compensation Deferral Account (if applicable). A Participant shall be vested in his Matching Contributions and/or Employer Contributions (if applicable), in accordance with the vesting schedule elected by the Employer under the Adoption Agreement. Vesting Years of Service shall be determined in accordance with the election made by the Employer in the Adoption Agreement. Amounts in a Participant’s Accounts that are not vested upon the Participant’s Termination Date (“forfeitures”) shall be returned to the Employer.

If a Participant has a Termination Date with the Employer as a result of the Participant’s Misconduct (as defined by the Employer in the Adoption Agreement), or if the Participant engages in Competition with the Employer (as defined by the Employer in the Adoption Agreement), and the Employer has so elected in the Adoption Agreement, the Participant shall forfeit all amounts allocated to his or her Matching Contribution Account and/or Employer Contribution Accounts (if applicable). Such forfeitures shall be returned to the Employer.

Neither the Administrator nor the Employers in any way guarantee the Participant’s Account balance from loss or depreciation. Notwithstanding any provision of the Plan to the contrary, the Participant’s Account balance is subject to Section 8.

SECTION 8 FUNDING

No Participant or other person shall acquire by reason of the Plan any right in or title to any assets, funds, or property of the Employers whatsoever, including, without limiting the generality of the foregoing, any specific funds, assets, or other property of the Employers. Benefits under the Plan are unfunded and unsecured. A Participant shall have only an unfunded, unsecured right to the amounts, if any, payable hereunder to that Participant. The Employers’ obligations under this Plan are not secured or funded in any manner, even if the Employer elects to establish a trust with respect to the Plan. Even though benefits provided under the Plan are not funded, the Employer may establish a trust to assist in the payment of benefits. All investments under this Plan are notional and do not obligate the Employers (or their delegatees) to invest the assets of the Employers or of any such trust in a similar manner.

SECTION 9 DISTRIBUTION OF ACCOUNTS

9.1	Distribution of Accounts

With respect to any Participant who has a Termination Date that precedes his Retirement date, an amount equal to the Participant’s vested Account balances shall be distributed to the Participant (or, in the case of the Participant’s death, to the Participant’s Beneficiary), in the form of a single lump sum payment, or, if subsection 9.2 applies, in the form of installment payments as designated by the Employer in the Adoption Agreement. Subject to subsection 9.3 hereof, distribution of a Participant’s Accounts shall be made or commence by the end of the calendar year in which occurs the Participant’s Termination Date, or such later date as shall be administratively feasible for the Administrator to make such payment. Notwithstanding any provision of the Plan to the contrary, for purposes of this subsection, a Participant’s Accounts shall be valued as of an Valuation Date as soon as administratively feasible preceding the date such distribution is made, in accordance with rules established by the Administrator.

Notwithstanding the foregoing, to the extent designated by the Employer in the Adoption Agreement, a Participant may elect, in accordance with this subsection, a distribution date for his Compensation Deferral Accounts that is prior to his Termination Date (an “In-Service Distribution”). A Participant’s election of an In-Service Distribution date must: (i) be made at the time of his Deferral Election for a Plan Year; and (ii) apply only to amounts deferred pursuant to that election, and any earnings, gains, losses, appreciation, and depreciation credited thereto or debited therefrom with respect to such amounts. To the extent permitted by the Employer , a Participant may elect an In-Service Distribution date with respect to Performance-Based Bonus Deferrals that is separate from an In-Service Distribution date with respect to Compensation Deferrals other than Performance-Based Bonus Deferrals for the same year, provided that the applicable In-Service Distribution date may not be earlier than two (2) years following the year in which the applicable Compensation would have been paid absent the deferral, or as further determined or limited in accordance with rules established by the Administrator. Payments made pursuant to an In-Service Distribution election shall generally be made in a lump sum as soon as administratively feasible following January 1 of the calendar year in which the payment was elected to be made, but in no event later than the end of the calendar year in which the payment was elected to be made. For purposes of such payment, the value of the Participant’s Accounts for the applicable Plan Year shall be determined as of a Valuation Date preceding the date that such distribution is made, in accordance with rules established by the Administrator. In the event a Participant’s Termination Date occurs (or, if elected by the Employer in the Adoption Agreement, in the event of a Change in Control of the Employer occurs) prior to the date the Participant had previously elected to have an In-Service Distribution payment made to him, such amount shall be paid to the Participant under the rules applicable for payment on Termination of Employment in accordance with this subsection 9.1 and subsection 9.2. No In-Service Distribution shall be applicable to any amounts deferred in a year in which the Participant fails to make an affirmative election, and payment of such amounts for such year shall be made in accordance with his most recent election on file with the Administrator (if no election is on file, then such amounts shall be paid to him in a single lump sum).

To the extent elected by the Employer in the Adoption Agreement, Participants whose Termination Date has not yet occurred may elect to defer payment of any In-Service Distribution, provided that such election is made in accordance with procedures established by the Administrator, and further provided that any such election must be made no later than 12 calendar months prior to the originally elected In-Service Distribution Date. Participants may elect any deferred payment date, but such date must be no fewer than five years from the original In-Service Distribution Date.

9.2	Installment Distributions

To the extent elected by the Employer in the Adoption Agreement, a Participant may elect to receive payments from his Accounts in the form of a single lump sum, as described in Section 9.1, or in annual installments over a period elected by the Employer in the Adoption Agreement. To the extent a Participant fails to make an election, the Participant shall be deemed to have elected to receive his distribution for that Plan Year in the form of a single lump sum. To the extent elected by the Employer in the Adoption Agreement, a Participant may make a separate election with respect to his Performance-Based Bonus Deferrals for each year (as adjusted for gains and losses thereon) that provides for a different method of distribution from the method of distribution he elects with respect to his Compensation Deferrals (as adjusted for gains and losses thereon) for that year. The Participant’s Employer Contributions Account attributable to such year, if any (as adjusted for gains and losses thereon), shall be distributed in the same manner as his Compensation Deferral Account for such year.

(a)	Installment Elections. A Participant will be required to make his distribution election prior to the commencement of each calendar year (or, in the event of an election with respect to Performance-Based Bonuses, prior to six months before the end of the applicable performance period), or such earlier date as determined by the Plan Administrator.

(b)	Installment Payments. The first installment payment shall generally be made no later than the end of the calendar year in which occurs the Participant’s Termination Date. Succeeding payments shall generally be made by January 1 of each succeeding calendar year, or as soon as administratively feasible for the Administrator to make such payment but in no event later than the end of each succeeding calendar year. The amount to be distributed in each installment payment shall be determined by dividing the value of the Participant’s Accounts as of an Valuation Date preceding the date of each distribution by the number of installment payments remaining to be made, in accordance with rules established by the Administrator. In the event of the death of the Participant prior to the full payment of his Accounts, payments will continue to be made to his Beneficiary in the same manner and at the same time as would have been payable to the Participant, but substituting the Participant’s date of death for the Participant’s Retirement Date.

To the extent elected by the Employer in the Adoption Agreement, Participants who have elected payment in installments may make a subsequent election to elect payment of that amount in the form of a lump sum or to change the number of such installment payments (but no fewer than the minimum number, and not to exceed the maximum number of installments elected by the Employer in the Adoption Agreement), if payment of installments with respect to that year’s Deferral Elections has not yet commenced. Such election must be made in accordance with procedures established by the Administrator, and any such election must be made no later than 12 calendar months prior to the originally elected payment date of the first installment. The new payment date for any installment with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been made. Participants will be permitted to make such a change to the number of installments only once with respect to any year’s Deferral Elections.

9.3	Key Employees

Notwithstanding anything herein to the contrary, and subject to Code Section 409A, payment shall not be made or commence as a result of the Participant’s Termination Date to any Participant who is a key employee (defined below) before the date that is not less than six months after the Participant’s Termination Date. For this purpose, a key employee includes a “key employee” (as defined in Proposed Treasury Regulation Section 1.409A-1(i)) during the entire 12-month period determined by the Administrator ending with the annual date upon which key employees are identified by the Administrator, and also including any Employee identified by the Administrator in good faith with respect to any distribution as belonging to the group of identified key employees, regardless of whether such Employee is subsequently determined by the Employer, any governmental agency, or a court not to be a key employee. In the event amounts are payable to a key employee in installments in accordance with subsection 9.2, the first installment shall be delayed by six months, with all other installment payments payable as originally scheduled.

9.4	Mandatory Cash-Outs of Small Amounts

If the value of a Participant’s total Accounts equals $10,000 or less at his Termination Date (or his death), or at any time thereafter, the Accounts will be paid to the Participant (or, in the event of his death, his Beneficiary) in a single lump sum, notwithstanding any election by the Participant otherwise. Payments made on account of the Participant’s Termination Date shall be made on or before the later of (a) the last day of the Plan Year in which the Participant’s Termination Date occurs, or (b) two and one-half months after the Participant’s Termination Date (except as otherwise provided in subsection 9.3).

9.5	Designation of Beneficiary

Each Participant from time to time may designate any individual, trust, charity or other person or persons to whom the value of the Participant’s Accounts will be paid in the event the Participant dies before receiving the value of all of his Accounts. A Beneficiary designation must be made in the manner required by the Administrator for this purpose. Primary and secondary Beneficiaries are permitted. A married participant designating a Beneficiary other than his Spouse must obtain the consent of his Spouse to such designation (in accordance with rules determined by the Administrator). Payments to the Participant’s Beneficiary(ies) shall be made in accordance with subsection 9.1, 9.2 or 9.4, as applicable, after the Administrator has received proper notification of the Participant’s death.

A Beneficiary designation will be effective only when the Beneficiary designation is filed with the Administrator while the Participant is alive, and a subsequent Beneficiary designation will cancel all of the Participant’s Beneficiary designations previously filed with the Administrator. Any designation or revocation of a Beneficiary shall be effective only if it is received by the Administrator. Once received, such designation shall be effective as of the date the designation was executed, but without prejudice to the Administrator on account of any payment made before the change is recorded by the Administrator. If a Beneficiary dies before payment of the Participant’s Accounts have been made, the Participant’s Accounts shall be distributed in accordance with the Participant’s Beneficiary designation and pursuant to rules established by the Administrator. If a deceased Participant failed to designate a Beneficiary, or if the designated Beneficiary predeceases the Participant, the value of the Participant’s Accounts shall be payable to the Participant’s Spouse or, if there is none, to the Participant’s estate, or in accordance with such other equitable procedures as determined by the Administrator.

9.6	Reemployment

If a former Participant is rehired by an Employer, the Employer or any affiliate or subsidiary of the Employer described in Section 414(b) and (c) of the Code, regardless of whether he is rehired as an Eligible Individual (with respect to an Employee Participant), or a former Participant returns to service as a Board member, any payments being made to such Participant hereunder by virtue of his previous Termination Date shall cease. Upon such Participant’s subsequent Termination Date, his payments shall again commence in the form previously elected by such Participant in accordance with this Section 9. If a former Participant is rehired by the Employer (with respect to an Employee Participant) or returns to service as a Board member, and in either case any payments to be made to the Participant by virtue of his previous Termination Date have not been made or commenced, such Participant shall no longer be entitled to such payments until his subsequent Termination Date.

9.7	Special Distribution Rules

Except as otherwise provided herein and in Section 12, Account balances of Participants in this Plan shall not be distributed earlier than the applicable date or dates described in this Section 9. Notwithstanding the foregoing, in the case of payments: (i) the deduction for which would be limited or eliminated by the application of Section 162(m) of the Code; (ii) that would violate securities or other applicable laws; (iii) that would violate loan covenants or other contractual terms to which an Employer is a party, where such a violation would result in material harm to an Employer, deferral of such payments may be made by the Employer at the Employer’s discretion. In the case of a payment described in (i) above, the payment must be deferred either to a date in the first year in which the Employer or Administrator reasonably anticipates that a payment of such amount would not result in a limitation of a deduction with respect to the payment of such amount under Section 162(m), or the year in which the Participant’s Termination Date occurs. In the case of a payment described in (ii) or (iii) above, payment will be made in the first calendar year in which the Employer or Administrator reasonably anticipates that the payment would not violate loan or other similar contractual terms, the violation would not result in material harm to an Employer, or the payment would not result in a violation of securities or other applicable laws. Payments intended to pay employment taxes or payments made as a result of income inclusion of an amount in a Participant’s Accounts as a result of a failure to satisfy Section 409A of the Code shall be permitted at the Employer or Administrator’s discretion at any time and to the extent provided in Proposed Treasury Regulations under Section 409A of the Code and IRS Notice 2005-1, Q&A-15, and any applicable subsequent guidance. “Employment taxes” shall include Federal Income Contributions Act (FICA) tax imposed under Sections 3101 and 3121(v)(2) of the Code on compensation deferred under the Plan (the “FICA Amount”), the income tax imposed under Section 3401 of the Code on the FICA Amount, and to pay the additional income tax under Section 3401 of the Code attributable to the pyramiding Section 3401 wages and taxes. A distribution may be accelerated as may be necessary to comply with a certificate of divestiture (as defined in Section 1043(b)(2) of the Code) with respect to certain conflict of interest rules. With respect to a subchapter S corporation, a distribution may be accelerated to avoid a nonallocation year under Code Section 409(p) with respect to a subchapter S corporation in the discretion of the Employer or Administrator, provided that the amount distributed does not exceed 125 percent of the minimum amount of distribution necessary to avoid the occurrence of a nonallocation year, in accordance with Proposed Treasury Regulation Section 1.409A-3(h)(2)(ix).

9.8	Distribution on Account of Unforeseeable Emergency

If elected by the Employer in the Adoption Agreement, if a Participant or Beneficiary incurs a severe financial hardship of the type described below, he may request an Unforeseeable Emergency Withdrawal, provided that the withdrawal is necessary in light of severe financial needs of the Participant or Beneficiary. To the extent elected by the Employer in the Adoption Agreement, the ability to apply for an Unforeseeable Emergency Withdrawal may be restricted to Participants whose Termination Date has not yet occurred. Such a withdrawal shall not exceed the amount required (including anticipated taxes on the withdrawal) to meet the severe financial need and not reasonably available from other resources of the Participant (including reimbursement or compensation by insurance and liquidation of the Participant’s assets, to the extent liquidation itself would not cause severe financial hardship). Each such withdrawal election shall be made at such time and in such manner as the Administrator shall determine, and shall be effective in accordance with such rules as the Administrator shall establish and publish from time to time. Severe financial needs are limited to amounts necessary for:

(a)	A sudden unexpected illness or accident incurred by the Participant, his Spouse, or dependents (as defined in Code Section 152(a)).

(b)	Uninsured casualty loss pertaining to property owned by the Participant.

(c)	Other similar extraordinary and unforeseeable circumstances involving an uninsured loss arising from an event outside the control of the Participant.

Withdrawals of amounts under this subsection shall be paid to the Participant in a lump sum as soon as administratively feasible following receipt of the appropriate forms and information required by and acceptable to the Administrator.

9.9	Distribution Upon Change in Control

In the event of the occurrence of a Change in Control of the Employer or a member of the Employer’s controlled group (as designated by the Employer in the Adoption Agreement, and to the extent certified by the Plan Administrator that a Change in Control has occurred), distributions shall be made to Participants to the extent elected by the Employer in the Adoption Agreement, in the form elected by the Participants as if a Termination Date had occurred with respect to each Participant, or as otherwise specified by the Employer in the Adoption Agreement. The Change in Control shall relate to: (i) the corporation for whom the Participant is performing services at the time of the Change in Control event; (ii) the corporation that is liable for the payment from the Plan to the Participant (or all corporations so liable if more than one corporation is liable); (iii) a corporation that is a majority shareholder of a corporation described in (i) or (ii) above; or (iv) any corporation in a chain of corporations in which each such corporation is a majority shareholder of another corporation in the chain, ending in a corporation described in (i) or (ii) above, as elected by the Employer in the Adoption Agreement. A “majority shareholder” for these purposes is a shareholder owning more than 50% of the total fair market value and total voting power of such corporation. Attribution rules described in section 318(a) of the Code apply to determine stock ownership. Stock underlying an option (whether vested or unvested) is considered owned by the individual who holds the vested (or unvested) option. Notwithstanding the foregoing, if a vested option is exercisable for stock that is not substantially vested (as defined in section 1.83-3(b) and (j) of the Code), the stock underlying the option is not treated as owned by the individual who holds the option. If plan payments are made on account of a Change in Control and are calculated by reference to the value of the Employer’s stock, such payments shall be completed not later than 5 years after the Change in Control event. The Change in Control shall occur upon the date that: (v) a person or “Group” (as defined in Proposed Treasury Regulation Sections 1.409A-3(g)(5)(v)(B) and (vi)(D)) acquires more than 50% of the total fair market value or voting power of stock of the corporation designated in (i) through (iv) above; (vi) a person or Group acquires ownership (“effective control”) of stock of the corporation with at least 35% of the total voting power of the corporation designated in (i) through (iv) above and as further limited by Proposed Treasury Regulation Section 1.409A-3(g)(5)(vi)); (vii) a majority of the board of directors of the corporation designated in (i) through (iv) above is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the board as constituted prior to the appointment or election; or (viii) a person or Group acquires assets from the corporation designated in (i) through (iv) above having a total fair market value of at least 40% of the value of all assets of the corporation immediately prior to such acquisition; as designated by the Employer in the Adoption Agreement. For purposes of (vi) above, if any one person, or more than one person acting as a Group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation under (vi) above).

An increase in the percentage of stock owned by any one person, or persons acting as a Group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection. For purposes of (v) through (viii) above, a Change in Control shall be further limited in accordance with Proposed Treasury Regulation Sections 1.409A-3(g)(5)(v), (vi) and (vii). Distributions under this subsection shall be made as soon as administratively feasible following such Change in Control.

9.10	401(k) Pourover Transfers to Employer’s 401(k) Plan

If the Employer has elected in the Adoption Agreement to include a “401(k) Pourover” feature in the Plan, then, as soon as practicable for each plan year of the Employer’s qualified profit sharing plan containing a qualified cash-or-deferred arrangement as described in Code Section 401(k) (the “401(k) plan”), and not later than March 15 of the next calendar year, the Employer shall perform a preliminary actual deferral percentage and actual contribution percentage test to determine the maximum amount of elective deferrals that could be made to the 401(k) plan for the applicable plan year, consistent with Code Sections 402(g) and 401(k)(3), on behalf of the Participant in the 401(k) plan. The lesser of such amount or the Participant’s Compensation Deferrals hereunder for the Plan Year will be paid to the Participant from this Plan as soon as practicable, but in no event later than March 15 of the Plan Year following the Plan Year for which such determination is made, unless the Participant previously elected to have such amount contributed to the 401(k) plan as an elective deferral to such plan. The Participant’s election to have such amount contributed to the 401(k) plan must be made at the same time as the Participant’s Deferrals under this Plan, which must in no event be later than December 31 of the Plan Year in which the compensation to which the deferral relates is earned (or such earlier date as determined by the Plan Administrator) and, once made, the election shall be irrevocable.

SECTION 10 GENERAL PROVISIONS

10.1	Interests Not Transferable

The interests of persons entitled to benefits under the Plan are not subject to their debts or other obligations and, except as may be required by the tax withholding provisions of the Code or any state’s income tax act, may not be voluntarily or involuntarily sold, transferred, alienated, assigned, or encumbered; provided, however, that a Participant’s interest in the Plan may be transferable pursuant to a qualified domestic relations order, as defined in Section 414(p) of the Code to the extent designated by the Employer in the Adoption Agreement.

10.2	Employment Rights

The Plan does not constitute a contract of employment, and participation in the Plan shall not give any Employee the right to be retained in the employ of an Employer, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. The Employers expressly reserve the right to discharge any Employee at any time.

10.3	Litigation by Participants or Other Persons

If a legal action begun against the Administrator (or any member or former member thereof), an Employer, or any person or persons to whom an Employer or the Administrator has delegated all or part of its duties hereunder, by or on behalf of any person results adversely to that person, or if a legal action arises because of conflicting claims to a Participant’s or other person’s benefits, the cost to the Administrator (or any member or former member thereof), the Employers or any person or persons to whom the Employer or the Administrator has delegated all or part of its duties hereunder of defending the action shall be charged to the extent permitted by law to the sums, if any, which were involved in the action or were payable to the Participant or other person concerned.

10.4	Evidence

Evidence required of anyone under the Plan may be by certificate, affidavit, document, or other information which the person acting on it considers pertinent and reliable, and signed, made, or presented by the proper party or parties.

10.5	Waiver of Notice

Any notice required under the Plan may be waived by the person entitled to such notice.

10.6	Controlling Law

Except to the extent superseded by laws of the United States, the laws of the state of incorporation of the Employer shall be controlling in all matters relating to the Plan.

10.7	Statutory References

Any reference in the Plan to a Code section or a section of ERISA, or to a section of any other Federal law, shall include any comparable section or sections of any future legislation that amends, supplements, or supersedes that section.

10.8	Severability

In case any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal and invalid provision had never been set forth in the Plan.

10.9	Action By the Employer, the Employers or the Administrator

Any action required or permitted to be taken by the Employer or any of the Employers under the Plan shall be by resolution of its Board of Directors (which term shall include any similar governing body for any Employer that is not a corporation), by resolution or other action of a duly authorized committee of its Board of Directors, or by action of a person or persons authorized by resolution of its Board of Directors or such committee. Any action required or permitted to be taken by the Administrator under the Plan shall be by resolution or other action of the Administrator or by a person or persons duly authorized by the Administrator.

10.10	Headings and Captions

The headings and captions contained in this Plan are inserted only as a matter of convenience and for reference, and in no way define, limit, enlarge, or describe the scope or intent of the Plan, nor in any way shall affect the construction of any provision of the Plan.

10.11	Gender and Number

Where the context permits, words in the masculine gender shall include the feminine and neuter genders, the singular shall include the plural, and the plural shall include the singular.

10.12	Examination of Documents

Copies of the Plan and any amendments thereto are on file at the office of the Employer where they may be examined by any Participant or other person entitled to benefits under the Plan during normal business hours.

10.13	Elections

Each election or request required or permitted to be made by a Participant (or a Participant’s Spouse or Beneficiary) shall be made in accordance with the rules and procedures established by the Employer or Administrator and shall be effective as determined by the Administrator. The Administrator’s rules and procedures may address, among other things, the method and timing of any elections or requests required or permitted to be made by a Participant (or a Participant’s Spouse or Beneficiary).

10.14	Manner of Delivery

Each notice or statement provided to a Participant shall be delivered in any manner established by the Administrator and in accordance with applicable law, including, but not limited to, electronic delivery.

10.15	Facility of Payment

When a person entitled to benefits under the Plan is a minor, under legal disability, or, in the Administrator’s opinion, is in any way incapacitated so as to be unable to manage his financial affairs, the Administrator may cause the benefits to be paid to such person’s guardian or legal representative. If no guardian or legal representative has been appointed, or if the Administrator so determines in its sole discretion, payment may be made to any person as custodian for such individual under any applicable state law, or to the legal representative of such person for such person’s benefit, or the Administrator may direct the application of such benefits for the benefit of such person. Any payment made in accordance with the preceding sentence shall be a full and complete discharge of any liability for such payment under the Plan.

10.16	Missing Persons

The Employers and the Administrator shall not be required to search for or locate a Participant, Spouse, or Beneficiary. Each Participant, Spouse, and Beneficiary must file with the Administrator, from time to time, in writing the Participant’s, Spouse’s, or Beneficiary’s post office address and each change of post office address. Any communication, statement, or notice addressed to a Participant, Spouse, or Beneficiary at the last post office address filed with the Administrator, or if no address is filed with the Administrator, then in the case of a Participant, at the Participant’s last post office address as shown on the Employer’s records, shall be considered a notification for purposes of the Plan and shall be binding on the Participant and the Participant’s Spouse and Beneficiary for all purposes of the Plan.

If the Administrator is unable to locate the Participant, Spouse, or Beneficiary to whom a Participant’s Accounts are payable, the Participant’s Accounts shall be frozen as of the date on which distribution would have been completed under the terms of the Plan, and no further notional investment returns shall be credited thereto.

If a Participant whose Accounts were frozen (or his Beneficiary) files a claim for distribution of the Accounts within 7 years after the date the Accounts are frozen, and if the Administrator or Employer determines that such claim is valid, then the frozen balance shall be paid by the Employer to the Participant or Beneficiary in a lump sum cash payment as soon as practicable thereafter. If the Administrator notifies a Participant, Spouse, or Beneficiary of the provisions of this Subsection, and the Participant, Spouse, or Beneficiary fails to claim the Participant’s, Spouse’s, or Beneficiary’s benefits or make such person’s whereabouts known to the Administrator within 7 years after the date the Accounts are frozen, the benefits of the

Participant, Spouse, or Beneficiary may be disposed of, to the extent permitted by applicable law, by one or more of the following methods:

(a)	By retaining such benefits in the Plan.

(b)	By paying such benefits to a court of competent jurisdiction for judicial determination of the right thereto.

(c)	By forfeiting such benefits in accordance with procedures established by the Administrator. If a Participant, Spouse, or Beneficiary is subsequently located, such benefits shall be restored (without adjustment) to the Participant, Spouse, or Beneficiary under the Plan.

(d)	By any equitable manner permitted by law under rules adopted by the Administrator.

10.17	Recovery of Benefits

In the event a Participant, Spouse, or Beneficiary receives a benefit payment from the Plan that is in excess of the benefit payment that should have been made to such Participant, Spouse, or Beneficiary, or in the event a person other than a Participant, Spouse, or Beneficiary receives an erroneous payment from the Plan, the Administrator or Employer shall have the right, on behalf of the Plan, to recover the amount of the excess or erroneous payment from the recipient. To the extent permitted under applicable law, the Administrator or Employer may, at its option, deduct the amount of such excess or erroneous payment from any future benefits payable to the applicable Participant, Spouse, or Beneficiary.

10.18	Effect on Other Benefits

Except as otherwise specifically provided under the terms of any other employee benefit plan of the Employer, a Participant’s participation in this Plan shall not affect the benefits provided under such other employee benefit plan.

10.19	Tax and Legal Effects

The Employers, the Administrator, and their representatives and delegatees do not in any way guarantee the tax treatment of benefits for any Participant, Spouse, or Beneficiary, and the Employers, the Administrator, and their representatives and delegatees do not in any way guarantee or assume any responsibility or liability for the legal, tax, or other implications or effects of the Plan. In the event of any legal, tax, or other change that may affect the Plan, the Employer may, in its sole discretion, take any actions it deems necessary or desirable as a result of such change.

SECTION 11 THE ADMINISTRATOR

11.1	Information Required by Administrator

Each person entitled to benefits under the Plan must file with the Administrator from time to time in writing such person’s mailing address and each change of mailing address. Any communication, statement, or notice addressed to any person at the last address filed with the Administrator will be binding upon such person for all purposes of the Plan. Each person entitled to benefits under the Plan also shall furnish the Administrator with such documents, evidence, data, or information as the Administrator considers necessary or desirable for the purposes of administering the Plan. The Employers shall furnish the Administrator with such data and information as the Administrator may deem necessary or desirable in order to administer the Plan. The records of the Employers as to an Employee’s or Participant’s period of employment or membership on the Board, termination of employment or membership and the reason therefor, leave of absence, reemployment, and Compensation will be conclusive on all persons unless determined to the Administrator’s or Employer’s satisfaction to be incorrect.

11.2	Uniform Application of Rules

The Administrator shall administer the Plan on a reasonable basis. Any rules, procedures, or regulations established by the Administrator shall be applied uniformly to all persons similarly situated.

11.3	Review of Benefit Determinations

Benefits will be paid to Participants and their beneficiaries without the necessity of formal claims. Participants or their beneficiaries, however, may make a written request to the Plan Administrator for any Plan benefits to which they may be entitled. Participants’ written request for Plan benefits will be considered a claim for Plan benefits, and will be subject to a full and fair review. If the claim is wholly or partially denied, the Plan Administrator will furnish the claimant with a written notice of this denial. This written notice will be provided to the claimant within 90 days after the receipt of the claim by the Plan Administrator. If notice of the denial of a claim is not furnished to the claimant in accordance with the above within 90 days, the claim will be deemed denied. The claimant will then be permitted to proceed to the review stage described in the following paragraphs.

Upon the denial of the claim for benefits, the claimant may file a claim for review, in writing, with the Plan Administrator. The claim for review must be filed no later than 60 days after the claimant has received written notification of the denial of the claim for benefits or, if no written denial of the claim was provided, no later than 60 days after the deemed denial of the claim. The claimant may review all pertinent documents relating to the denial of the claim and submit any issues and comments, in writing, to the Plan Administrator. If the claim is denied, the Plan Administrator must provide the claimant with written notice of this denial within 60 days after the Plan Administrator’s receipt of the claimant’s written claim for review. The Plan Administrator’s decision on the claim for review will be communicated to the claimant in writing and will include specific references to the pertinent Plan provisions on which the decision was based. If the Plan Administrator’s decision on review is not furnished to the claimant within the time limitations described above, the claim will be deemed denied on review. If the claim for Plan benefits is finally denied by the Plan Administrator (or deemed denied), then the claimant may bring suit in federal court. The claimant may not commence a suit in a court of law or equity for benefits under the Plan until the Plan’s claim process and appeal rights have been exhausted and the Plan benefits requested in that appeal have been denied in whole or in part. However, the claimant may only bring a suit in court if it is filed within 90 days after the date of the final denial of the claim by the Plan Administrator.

11.4	Administrator’s Decision Final

Benefits under the Plan will be paid only if the Administrator decides in its sole discretion that a Participant or Beneficiary (or other claimant) is entitled to them. Subject to applicable law, any interpretation of the provisions of the Plan and any decisions on any matter within the discretion of the Administrator made by the Administrator or its delegate in good faith shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known and the Administrator shall make such adjustment on account thereof as it considers equitable and practicable.

SECTION 12 AMENDMENT AND TERMINATION

While the Employer expects and intends to continue the Plan, the Employer and the Administrator reserve the right to amend the Plan at any time and for any reason, including the right to amend this Section 12 and the Plan termination rules herein; provided, however, that each Participant will be entitled to the amount credited to his Accounts immediately prior to such amendment. The Employer’s power to amend the Plan includes (without limitation) the power to change the Plan provisions regarding eligibility, contributions, notional investments, vesting, and distribution forms, and timing of payments, including changes applicable to benefits accrued prior to the effective date of any such amendment; provided, however, that amendments to the Plan (other than amendments relating to Plan termination) shall not cause the Plan to provide for acceleration of distributions in violation of Section 409A of the Code and applicable regulations thereunder.

The Employer reserves the right to terminate the Plan at any time and for any reason; provided, however, that each Participant will be entitled to the amount credited to his Accounts immediately prior to such termination (but such Accounts shall not be adjusted for future notional income, losses, expenses, appreciation and depreciation).

In the event that the Plan is terminated pursuant to this Section 12, the balances in affected Participants’ Accounts shall be distributed at the time and in the manner set forth in Section 9. Notwithstanding the foregoing, the Employer and the Administrator reserve the right to make all such distributions within the second twelve-month period commencing with the date of termination of the Plan; provided, however, that no such distribution will be made during the first twelve-month period following such date of Plan termination other than those that would otherwise be payable under Section 9 absent the termination of the Plan. In the event of a Plan termination due to a Change in Control of the Employer, distributions shall be made within 12 months of the date of the Change in Control.